UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule §240.14a-12

Weatherford International plc

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Withdrawal of Nominee for Election as Director

On June 8, 2020, Weatherford International Plc (the “Company”) announced that Mark A. McCollum, Director, President and Chief Executive Officer of the Company, left the Company on June 7, 2020 and ceased to be a member of the Board of Directors of the Company (the “Board”). Mr. McCollum’s departure was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s accounting practices or financial statements. Mr. McCollum’s candidacy for re-election to the Board at the Company’s 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) will be withdrawn. The Board has determined that it will not nominate a replacement Director for election at the Annual Meeting.

Board Determination to Set the Number of Directors at Six

Pursuant to the Company’s articles of association, the Board has reduced the size of the Board from seven Directors to six Directors effective June 7, 2020.

At the Annual Meeting, six rather than seven nominees will be nominated for election to the Board. The six nominees, which are also named in the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 27, 2020, are Thomas R. Bates, Jr., John F. Glick, Neal P. Goldman, Gordon T. Hall, Jacqueline C. Mutschler and Charles M. Sledge.

Voting Matters

MR. MCCOLLUM’S CANDIDACY FOR RE-ELECTION TO THE BOARD WILL BE WITHDRAWN. DO NOT VOTE “FOR” MARK A. MCCOLLUM. ANY VOTES FOR MR. MCCOLLUM WILL NOT BE CAST AND WILL BE DISREGARDED.

We do not intend to circulate an updated proxy card as a result of Mr. McCollum’s candidacy for re-election to the Board being withdrawn. The proxy holders will vote the relevant shares as indicated on such proxy card with respect to each of the remaining nominees of the Board. However, votes for Mr. McCollum will not be cast and will be disregarded. If any proxy card is submitted with no voting instructions, the relevant shares will be voted “FOR” each of the remaining nominees and votes for Mr. McCollum will not be cast and will be disregarded.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Proxy cards and voting instruction forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked.

If you have not yet returned your proxy card or voting instruction form, please fill in the proxy card or voting instruction form disregarding Mr. McCollum’s name as a nominee for election as Director.

None of the other agenda items presented in the Proxy Statement are affected by this filing, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form. Christian A. Garcia, or his substitute, will act as proxy holder at the Annual Meeting.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

June 8, 2020